                                                                    Exhibit 99.6

Contact:         Helen A. Nastasia
                 General Counsel
                 Manugistics, Inc.
                 301-984-5000

FOR IMMEDIATE RELEASE

                      MANUGISTICS RESPONDS TO SHAREHOLDER
                             CLASS ACTION LAWSUITS

         ROCKVILLE, MD., JUNE 18, 1998 -- Manugistics Group, Inc. (Nasdaq:
MANU), today announced that it has recently learned that lawsuits have been filed against the Company in the United States District Court for the District of Minnesota and the District of Maryland, Southern Division. Each of the complaints alleges certain disclosure violations under the federal securities laws against the Company, its Chairman and Chief Executive Officer, and its Chief Financial Officer, arising from alleged omissions and misrepresentations by the Company and the two individuals regarding the Company's business, operations, and financial condition.

          "Manugistics believes that it and its officers have always acted with integrity and in compliance with their disclosure obligations," said William M. Gibson, chairman and CEO of Manugistics. "We are reviewing the complaints with our attorneys and we will respond to these matters appropriately."

         Each Complaint seeks class action status on behalf of purchasers of the Company's common stock during certain specified periods and seeks unspecified monetary damages.


                                     (more)

MANUGISTICS RESPONDS TO SHAREHOLDER ...                     PAGE 2

         Headquartered in Rockville, Md., Manugistics Group, Inc. is the world's most recognized name in supply chain management. The company's solutions are used by more than 700 companies to improve the flow of product within and among companies from raw materials or parts through manufacturing to delivery of product to the end customer. Manugistics' solutions for customer-centric supply chain optimization allow its clients to create and optimize their supply chains around their customers and are quick to implement, adapt easily to change, and deliver rapid results.

                                     # # #

Manugistics, the Manugistics logo, and working as one are registered trademarks of Manugistics, Inc. All other product or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners. Additional information about Manugistics can be found at the company's site on the World Wide Web, at http://www.manugistics.com.